Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 1, 2017, with respect to the consolidated financial statements of Change Healthcare, Inc. (“Legacy CHC”) included in the Registration Statement (Form S-1) and the related Prospectus of Change Healthcare Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Nashville, Tennessee

May 24, 2019